Filed pursuant to Rule 433
Registration Statement Nos. 333-162193 and 333-162193-01

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Exchange Traded Notes      Frequently Asked Questions
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What are some of the market measures to which an RBS ETN can be linked?

How do I buy or sell an RBS ETN?

What happens if I buy and hold an RBS ETN to its maturity?

Can I offer my RBS ETNs for repurchase by RBS N.V. before their maturity date?

If you own a minimum amount of a specific RBS ETN, you can offer to have your
ETNs repurchased by RBS N.V. at the redemption value through your broker, provided that your broker offers at least a minimum amount for repurchase. This minimum amount, and the procedures that your broker will have to follow in order to have ETNs repurchased by RBS N.V., will be stated in the pricing supplement and prospectus related to your ETNs. However, the amount of any specific ETNs outstanding at any time may be less than the minimum amount you would be required to offer in order to have your ETNs repurchased.

What is the redemption value of an RBS ETN?

What is the difference between the market price of an RBS ETN and its redemption value?

Can an RBS ETN trade at a premium or discount to its redemption value?

What is the tax treatment of an investment in an RBS ETN?

What are some of the key risks to investing in RBS ETNs?

What else should I consider?

The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. have filed a registration statement (including a prospectus) with the U.S. Securities and
Exchange Commission (SEC) for the offerings of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS N.V. and RBS Holdings
N.V., and the relevant offerings. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS N.V.,
RBS Holdings N.V., RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus, prospectus supplement and the relevant pricing supplement at no charge if you request it by calling
1-866-747-4332.

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